Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are shareholders, direct or beneficial, of Zix Corporation, a Texas corporation (the “Company”);

WHEREAS, Rockall Emerging Markets Master Fund Limited, a Cayman Islands exempted company (“Rockall”), Meldrum Asset Management, LLC, a Delaware limited liability company and the investment manager of Rockall (“Meldrum”), Fulvio Dobrich, Con Egan, and Conor O’Driscoll  (each of Messers. Dobrich, Egan and O’Driscoll, together with Rockall and Meldrum, the “Requesting Shareholders”) delivered a letter to the Board of Directors of the Company (the “Board”) requesting that the Company call a special meeting of shareholders (the “Special Meeting”) in accordance with Section 21.352 of Texas Business Organizations Code; and

WHEREAS, the Requesting Shareholders and Michael E. Dailey wish to form a group for the purpose of soliciting proxies for the Special Meeting in order to seek representation on the Board at the Special Meeting, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 7 day of November 2012 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.  Meldrum or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least 24 hours prior to the filing or submission thereof.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees to form the Group for the purposes of: (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the Special Meeting, (ii) calling for the removal, without cause, of three (3) directors who are members of the current Board as well as any other individual(s) (other than persons nominated by the Group to the Board at the Special Meeting) that may be elected or appointed to the Board to fill any existing or newly created directorship or vacancy on the Board during the period beginning on the date prior to the Company’s receipt of the Requesting Shareholders request for a Special Meeting on October 24, 2012, up to and through the date of the Special Meeting; (iii) proposing an amendment to the Amended and Restated Bylaws of the Company (the “Bylaws”) to fix the number of directors on the Board at six (6); (iv) repealing any changes to the Bylaws adopted by the Board during the period beginning on the date prior to the Company’s receipt of the Requesting Shareholders request for a Special Meeting on October 24, 2012 and through the date of the Special Meeting; (v) taking such other actions as the parties deem advisable; and (vi) taking all other action necessary or advisable to achieve the foregoing.

4.           Meldrum shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5.           Each of the undersigned agrees that any Securities and Exchange Commission filing, press release or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by Meldrum, or its representatives, which approval shall not be unreasonably withheld.

6.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.           Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steve Wolosky, Esq. or Andrew Freedman, Esq. at Olshan, Fax No. (212) 451-2222.

10.           Each party acknowledges that Olshan shall act as counsel for both the Group and Meldrum and its affiliates relating to their investment in the Company.

11.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ROCKALL EMERGING MARKETS MASTER FUND LIMITED

By:	Meldrum Asset Management, LLC its Investment Manager

By:	/s/ Con Egan
	Name:	Con Egan
	Title:	Manager

MELDRUM ASSET MANAGEMENT, LLC

By:	/s/ Con Egan
	Name:	Con Egan
	Title:	Manager

/s/ Con Egan
Con Egan

/s/ Conor O’Driscoll
Conor O’Driscoll

/s/ Fulvio Dobrich
Fulvio Dobrich

/s/ Michael E. Dailey
Michael E. Dailey